Exhibit 4.10

EUR 600,000,000

FACILITY AGREEMENT

dated 15 April 2011

for

DELHAIZE GROUP SA/NV

arranged by

FORTIS BANK SA/NV

BANC OF AMERICA SECURITIES LIMITED

DEUTSCHE BANK AG, LONDON BRANCH

J.P. MORGAN PLC

with

FORTIS BANK SA/NV

acting as Agent

CONTENTS

Clause		Page

	SECTION 1
	INTERPRETATION

1.	Definitions and interpretation	1

	SECTION 2
	THE FACILITY

2.	The Facility	17
3.	Purpose	19
4.	Conditions of Utilisation	20

	SECTION 3
	UTILISATION

5.	Utilisation	21

	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment	23
7.	Prepayment and cancellation	24

	SECTION 5
	COSTS OF UTILISATIONS

8.	Interest	28
9.	Interest Periods	29
10.	Changes to the calculation of interest	29
11.	Fees	30

	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax gross up and indemnities	32
13.	Increased costs	37
14.	Other indemnities	38
15.	Mitigation by the Lenders	39
16.	Costs and expenses	39

	SECTION 7
	GUARANTEE

17.	Guarantee	41

	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	Representations	46
19.	Information undertakings	50
20.	Financial covenants	54
21.	General undertakings	57
22.	Events of Default	63

i

	SECTION 9
	CHANGES TO PARTIES

23.	Changes to the Lenders	67
24.	Changes to the Obligors	70

	SECTION 10
	THE FINANCE PARTIES

25.	Role of the Agent and the Arranger	73
26.	Conduct of business by the Finance Parties	78
27.	Sharing among the Finance Parties	79

	SECTION 11
	ADMINISTRATION

28.	Payment mechanics	81
29.	Set-off	84
30.	Notices	84
31.	Calculations and certificates	86
32.	Partial invalidity	86
33.	Remedies and waivers	86
34.	Amendments and Waivers	87
35.	Confidentiality	89
36.	Counterparts	92

	SECTION 12
	GOVERNING LAW AND ENFORCEMENT

37.	Governing law	93
38.	Enforcement	93
39.	Election of domicile	93

Schedules

Schedule 1 The Original Parties		94
Schedule 2 Conditions precedent		97
Schedule 3 Utilisation Request		102
Schedule 4 Mandatory Cost formulae		103
Schedule 5 Form of Transfer Certificate		105
Schedule 6 Form of Accession Letter		107
Schedule 7 Form of Resignation Letter		108
Schedule 8 Form of Compliance Certificate		109
Schedule 9 Existing Security		110
Schedule 10 LMA Form of Confidentiality Undertaking		112
Schedule 11 Timetables		117
Schedule 12 Form of Increase Confirmation		118
Schedule 13 Addresses for notices		119

ii

THIS AGREEMENT is dated 15 April 2011 and made between:

(1)	DELHAIZE GROUP SA/NV, a company organised and existing under Belgian law, having its registered office at Rue Osseghem 53, 1080 Brussels, Belgium and registered under company number VAT BE 0402.206.045 RLP Brussels (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (together with the Company the “Original Borrowers”);

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company the “Original Guarantors”);

(4)	FORTIS BANK SA/NV, BANC OF AMERICA SECURITIES LIMITED, DEUTSCHE BANK AG, LONDON BRANCH and J.P. MORGAN PLC as bookrunning mandated lead arrangers (whether acting individually or together the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(6)	FORTIS BANK SA/NV as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a Lender;

(b)	a bank or financial institution which has an S&P Credit Rating or a Fitch Rating of A- or higher or a Moody’s Credit Rating of A3 or higher or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00am on a particular day.

“Aggregate Disposed Value” means, at any time, the aggregate of the book value of each asset that was the subject of a sale, lease, transfer or other disposal made after the date of this Agreement by an Obligor and not permitted under paragraphs (b)(i) to (b)(vi) of Clause 21.4 (Disposals).

“Aggregate Encumbered Value” means, at any time, the aggregate of the principal amounts of all indebtedness which has the benefit of Security or Quasi-Security given by any Obligor which is not permitted under paragraphs (c)(i) to (c)(xv) of Clause 21.3 (Negative pledge).

“Anti-Terrorism Law” means (a) the US Executive Order, (b) the USA Patriot Act, and (c) the US Money Laundering Control Act of 1986, Public Law 99-570.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date.

“Available Commitment” means, a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Belgian Civil Code” means the Belgian Civil Code (Burgerlijk Wetboek/Code civil).

“Belgian Companies Code” means the Belgian Companies Code (Wetboek van vennootschappen/Code des sociétés).

“Belgian Obligor” means an Obligor having its habitual residence (within the meaning of the Belgian Private International Law Code) in Belgium.

“Blocked Person” means:

(a)	a person that is listed in the annex to, or is otherwise subject to the provisions of, the US Executive Order;

(b)	a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the US Executive Order;

(c)	a person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)	a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the US Executive Order;

(e)	a person that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(f)	a person that is affiliated with a person listed above.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Brussels and London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Credit Rating” means an S&P Credit Rating or a Moody’s Credit Rating.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Entity” means any member of an ERISA Group.

“ERISA Event” means:

(a)	any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a US Pension Plan (other than an event for which the 30-day notice period is waived by regulation);

(b)	the existence with respect to any US Pension Plan of an “accumulated funding deficiency” (as defined in section 302(a) of ERISA), whether or not waived, the failure to make by its due date a required instalment under section 412(j) of the US Tax Code with respect to any US Pension Plan or the failure to make any required contribution to a US Multiemployer Plan;

(c)	the filing pursuant to section 412(c) of the US Tax Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any US Pension Plan;

(d)	the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any US Pension Plan;

(e)	the receipt by any ERISA Entity from the US Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any US Pension Plan or to appoint a trustee to administer any US Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any US Pension Plan;

(f)	the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any US Pension Plan or US Multiemployer Plan;

(g)	the receipt by an ERISA Entity of any notice concerning the imposition of withdrawal liability (under the Title IV of ERISA) or a determination that a US Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or

(h)	the making of any amendment to any US Pension Plan which could result in the imposition of a lien or the posting of a bond or other security.

“ERISA Group” means any US Obligor, any Subsidiary of a US Obligor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any US Obligor or any Subsidiary, are treated as a single employer under section 414 of the US Tax Code.

“EURIBOR” means, in relation to any Loan in the Base Currency:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Existing Facility Agreement” means the second amended and restated credit agreement dated 1 December 2009 between Delhaize America, Inc. as borrower; the Company as borrower and guarantor; the subsidiary guarantors party thereto; the lenders party thereto; JP Morgan Chase Bank, N.A. as administrative agent, issuing bank and swingline lender; Bank of America, N.A. and Fortis Capital Corp. as syndication agents, issuing banks and swingline lenders; and Morgan Stanley MUFG Loan Partners, LLC as documentation agent.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated prior to, or on or about, the date of this Agreement between the Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Fitch Rating” means, in respect of a person, a rating for that person’s long-term unsecured and non credit-enhanced debt obligations by Fitch Ratings Ltd.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Guarantor Cover Requirement” means the requirement that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) of the Guarantors and the aggregate gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) represent not less than 70 per cent of Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) and consolidated gross assets of the Group respectively.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	it otherwise rescinds or repudiates a Finance Document;

(c)	(if it is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to it;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	it is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Information Memorandum” means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, all other than by way of an Undisclosed Administration, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, all other than by way of an Undisclosed Administration;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in US dollars:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“LMA” means the Loan Market Association.

“Majority Lenders” means:

(a)

until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)	in respect of Loans in euro: 0.90 per cent. per annum; and

(b)	in respect of Loans in US dollars: 1.20 per cent. per annum,

provided that if after the date of this Agreement the current Credit Rating of the Company changes, the Margin in respect of each Loan shall be the percentage per annum set out below in the column opposite the then current Credit Rating of the Company for Loans made in that currency:

S&P Credit Rating	Moody’s Credit Rating	Margin in per cent. per annum for Loans in euro	Margin in per cent. per annum for Loans in US dollars
BBB+ or better	Baa1 or better	0.70	1.00
BBB	Baa2	0.80	1.10
BBB-	Baa3	0.90	1.20
BB+	Ba1	1.10	1.40
BB	Ba2	1.35	1.65
Below BB	Below Ba2	2.00	2.30

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is five Business Days after the change in the Credit Rating of the Company has become effective;

(ii)	if the S&P Credit Rating and the Moody’s Credit Rating of the Company fall within different categories set out above, the Margin for each Loan shall be the average of the relevant Margins set out in the grid above; and

(iii)	while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for a Loan in that currency.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group taken as a whole;

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents and/or comply with its obligations under Clause 20 (Financial covenants); or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s Credit Rating” means, in respect of a person, a rating for that person’s long-term unsecured and non credit-enhanced debt obligations by Moody’s Investor Services Limited or any successors to its rating business.

“Obligor” means a Borrower or a Guarantor.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury or any successor thereto.

“Original Financial Statements” means, in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2010.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(if the currency is US dollars) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to EURIBOR and Mandatory Cost, the principal office in Brussels of Fortis Bank SA/NV and Deutsche Bank AG and, in relation to LIBOR, the principal office in London of Bank of America, N.A. and JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Agent in consultation with the Company.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to US dollars, the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 18.1 (Status) to Clause 18.6 (Governing law and enforcement) inclusive, Clause 18.9 (No default), Clause 18.12 (Pari passu ranking) and Clause 18.13 (No proceedings pending or threatened).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

“S&P Credit Rating” means, in respect of a person, a rating for that person’s long-term unsecured and non credit-enhanced debt obligations by Standard & Poor’s Rating Services or any successors to its rating business.

“Screen Rate” means:

(a)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(b)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Separate Loan” has the meaning given to that term in Clause 6 (Repayment).

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Subsidiary” means, in relation to any company, another company which is controlled by the first company.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling five years after the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being EUR 600,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“US Executive Order” means United States Executive Order No. 13224 on terrorist funding, effective 24 September 2001.

“US Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“US Investment Company Act” means the United States Investment Company Act of 1940 and the regulations promulgated thereunder.

“US Obligor” means an Obligor whose jurisdiction of organisation is a state of the United States or the District of Columbia.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, US Public Law 107-56, 115 Stat. 272 (2001).

“US Pension Plan” means an employee pension benefit plan (other than a US Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under section 412 of the US Tax Code or section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Obligor or a Subsidiary of an Obligor could incur liability (including under section 4069 of ERISA).

“US Multiemployer Plan” means a multiemployer plan within the meaning of section 4001(a)(3) of ERISA which is covered by Title IV of ERISA:

(a)	to which any ERISA Entity is then making or accruing an obligation to make contributions;

(b)	to which any ERISA Entity has within the preceding five plan years made contributions, including any person which ceased to be an ERISA Entity during such five year period, or

(c)	with respect to which any US Obligor or a Subsidiary of a US Obligor could incur liability.

“US Tax Code” means the United States Internal Revenue Code of 1986.

“VAT” means any tax imposed in accordance with the council directive of 28 November 2006 on the common system of the value added tax (EC Directive 2006/112) or any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere, in substitution for or levied in addition to such tax.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“control” (or any derivative form thereof) in respect of a person shall be construed so as to mean either:

(A)	the direct or indirect ownership of more than 50% of the share capital or similar rights of ownership of that person; or

(B)	the de facto or de iure power to exercise, directly or indirectly, a decisive influence on the designation of a majority of the directors or managers of that person or on the direction of the management and policies of that person;

(iv)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a “certified copy” refers to a copy certified in writing signed by a director or the secretary of the relevant company (or, if no company is specified, of the Company) to be a true, complete and up-to date copy of the relevant document;

(x)	an obligation to act “reasonably” refers to the obligation not to abuse any rights and discretions the relevant Party may have;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to Brussels time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency definitions

In this Agreement:

(a)	“EUR” and “euro” denote the single currency of the Participating Member States; and

(b)	“USD” and “US dollars” denote the lawful currency of the United States.

1.4	Belgian terms

Insofar as it applies to a Belgian Obligor, a reference in this Agreement to:

(a)	a “liquidator”, “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or similar officer includes any curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/ mandataire de justice, voorlopig bewindvoerder/administrateur judiciaire, gerechtelijk bewindvoerder/administrateur judiciaire, mandataris ad hoc/mandataire ad hoc and sekwester/séquestre;

(b)	a “suspension of payments”, “moratorium of any indebtedness”, “winding-up”, “dissolution”, “administration” or “reorganisation” includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite or sluiting van een onderneming/fermeture d’entreprise.

(c)	a “Security” includes a mortgage (hypotheek/hypothèque), a pledge (pand/gage), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie), any other proprietary security interest (zakelijke zekerheid/sûreté réelle), a mandate to grant a mortgage, a pledge or any other real surety, a privilege (voorrecht/privilège) and a retention of title (eigendomsvoorbehoud/réserve de propriété);

(d)	a person being “unable to pay its debts” is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(e)	“commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness” includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) with two or more of its creditors pursuant to the Belgian Act of 31 January 2009 on the continuity of enterprises;

(f)	a “composition” includes any gerechtelijke reorganisatie/réorganisation judiciaire;

(g)	“winding-up”, “administration” or “dissolution” includes any vereffening/liquidation, ontbinding/dissolution and faillissement/faillite;

(h)	“attachment”, “sequestration”, “distress”, “execution” or analogous procedures includes any uitvoerend beslag/saisie-exécution and bewarend beslag/saisie conservatoire;

(i)	an “amalgamation”, “demerger”, “merger” or “corporate reconstruction” includes an overdracht van algemeenheid/transfert d’universalité, an overdracht van bedrijfstak/transfert de branche d’activité, a splitsing/scission and a fusie/fusion as well as assimilated transactions (gelijkgestelde verrichtingen/operations assimilées) in accordance with Articles 676 and 677 of the Belgian Companies Code; and

(j)	a “group for VAT purposes” refers to a BTW-eenheid/unité TVA and a reference to the “representative member” of such group has the same meaning as the term vertegenwoordiger/représentant in the Belgian Royal Decree No. 55 of 9 March 2007.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (f) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of EUR 2,500 and the Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them in connection with any increase in Commitments under this Clause 2.2.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)	Clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” is a reference to a “transfer”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Company or given to the Company under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	refinancing of all Financial Indebtedness of any member of the Group under the Existing Facility Agreement;

(b)	payment of all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with the refinancing of all Financial Indebtedness of any member of the Group under the Existing Facility Agreement; and

(c)	the working capital needs, capital expenditures and general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 11 or more Loans would be outstanding.

4.4	Waiver

The conditions precedent specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) are solely for the benefit of the Lenders and may be waived on their behalf, in whole or in part and with or without conditions by the Agent, without prejudice to the rights of the Agent or the Lenders to require fulfilment of such conditions in whole in respect of any other Utilisation.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be euro or US dollars.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is euro, a minimum of EUR 5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is US dollars, at least the amount the Base Currency Amount of which is EUR 5,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in US dollars and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan; and

(iii)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving ten Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (b) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

(iii)	a Lender may notify the Company (with a copy to the Agent) that it wishes to discuss and consult with the Company in respect of that change of control; and

(iv)	if a Lender so requires and notifies the Agent, then, after not less than 15 Business Days but not more than 30 Business Days following the notification made to the Company in accordance with paragraph (a)(iii) above, the Agent shall, by not less than five days notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above:

(i)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company; and

(ii)	“control” in respect of a person shall be construed so as to mean either:

(A)	the direct or indirect ownership of more than 50% of the share capital or similar rights of ownership of that person; or

(B)	the de facto or de iure power to exercise, directly or indirectly, a decisive influence on the designation of a majority of the directors or managers of that person or on the direction of the management and policies of that person.

7.3	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 10,000,000) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of EUR 10,000,000).

7.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(f)

(i)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATIONS

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR or, in relation to any Loan in US dollars, LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, a Borrower (or the Company) may select an Interest Period of one, two, three, six or twelve Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Brussels on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the annual rate of 40 per cent. of the Applicable Margin on that Lender’s Available Commitment for the Availability Period, whereby “Applicable Margin” means the Margin then applicable to Loans in euro.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Utilisation fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a utilisation fee in the Base Currency computed on a daily basis at the rate of:

(i)	0.15 per cent. per annum on the aggregate amount of all outstanding Loans from time to time, if that aggregate amount exceeds 33.33 per cent. of the Total Commitments; and

(ii)	0.30 per cent. per annum on the aggregate amount of all outstanding Loans from time to time, if that aggregate amount exceeds 66.66 per cent. of the Total Commitments.

(b)	The accrued utilisation fee is payable on the last day of each successive period of three Months ending between the date of this Agreement and the Termination Date,

on the Termination Date and, if earlier, on the date when the Total Commitments will have been reduced to zero.

11.3	Arrangement and participation fee

The Company shall pay to the Agent (for the account of the Arrangers and of such Lenders as the Arrangers may approve) an arrangement and participation fee in the amounts and at the times agreed in a Fee Letter.

11.4	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document, and:

(i)	in respect of a payment made by a Belgian Obligor, a Lender which is:

(A)	a credit institution (as referred to in Article 105, 1° a) of the Belgian Royal Decree implementing the Belgian Income Tax Code 1992) that is resident in Belgium for Belgian tax purposes;

(B)	a credit institution (as referred to in Article 107, §2, 5, a), second dash of the Royal Decree implementing the Belgian Income Tax Code) that is acting through a permanent establishment which itself qualifies as a credit institution as referred to in the aforementioned Article 107, §2, 5, a) second dash and with which the Loan is effectively connected in:

(1)	Belgium or another member state of the European Economic Area; or

(2)	a jurisdiction which has concluded a double taxation agreement with Belgium in force on the date of payment; or

(C)	resident (as defined in the appropriate double taxation agreement) in a country with which Belgium has a double taxation agreement giving residents of that country exemption from Belgian withholding tax on interest, that does not carry on a business in Belgium through a permanent establishment with which the payment is effectively connected and that fulfils any conditions which must be fulfilled under the appropriate double taxation agreement for residents of that country to obtain exemption from Belgian taxation on interest (subject to the completion of any necessary procedural formalities); and

(ii)	in respect of a payment made by a US Obligor, a Lender which is:

(A)

a “United States person” within the meaning of Section 7701(a)(30) of the US Tax Code, provided that that Lender has timely delivered to the Agent for transmission to the Borrower making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”; or

(B)	a Lender that is entitled to benefits under a double taxation treaty with respect to the United States, provided that that Lender has timely delivered to the Agent for transmission to the Borrower making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under such double taxation treaty; or

(C)	entitled to receive payments under this Agreement without deduction or withholding of any US federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption, provided that that Lender has timely delivered to the Agent for transmission to the Borrower making such payment two original copies of either:

(1)	IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to this Agreement are effectively connected with the conduct by that Lender of a trade or business within the United States;

(2)	IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to this Agreement under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the US Tax Code with respect to the Borrower and is not a “bank” for purposes of Section 881(c)(3)(A) of the US Tax Code; or

(3)	such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from US withholding tax with respect to all payments to be made to that Lender under this Agreement.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the jurisdiction in which the Obligor’s tax residence is located, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority; or

(ii)	the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)	If any Finance Party makes any payment to an Obligor pursuant to paragraph (a) above and such Finance Party subsequently determines that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such Tax Credit in full, that Obligor shall reimburse that Finance Party such amount (being an amount no greater than the amount paid by that Finance Party to that Obligor pursuant to paragraph (a) above) as that Finance Party determines is necessary to place it in the same after-Tax position as it would have been in if such Tax Credit had been obtained and fully used and retained by such Finance Party.

(c)	No provision of this Agreement shall oblige any Finance Party to claim any Tax Credit in respect of any payment under this Clause 12 in priority to any other credit, relief, remission or repayment available to it.

12.5	Lender status confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, whether or not it is a Qualifying Lender.

(b)	If a New Lender fails to indicate its status in accordance with this Clause 12.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) provided that this exception shall not apply to any Increased Cost arising from the Basel Committee on

Banking Supervision’s proposed new capital and liquidity measures commonly labelled “Basel III” (“Basel III”) or any law or regulation which implements Basel III, irrespective of whether Basel III is introduced by way of a separate framework, by way of one or more amendments to Basel II or by way of incorporation into Basel II).

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party and its Affiliates, officers, directors, employees, agents, advisors and representatives against any cost, loss or liability incurred by any of them as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will) promptly indemnify the Agent and its Affiliates, officers, directors, employees, agents, advisors and representatives against any cost, loss or liability incurred by any of them as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall (or shall procure that another Obligor will) promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees in an amount agreed between the Agent and the Borrower) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Company shall (or shall procure that another Obligor will), within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Company shall (or shall procure that another Obligor will), within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

17.	GUARANTEE

17.1	Guarantee

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Nature of guarantee

(a)	The obligations of each Guarantor under Clause 17.1 (Guarantee) constitute, and shall be construed so as to constitute, an independent guarantee on first demand (abstracte garantie op eerste verzoek/garantie indépendante à première demande) and not a surety (borgtocht/caution). To the extent required, the Guarantor hereby waives the application of Articles 2011 through 2039 of the Belgian Civil Code.

(b)	This guarantee is an unconditional, irrevocable and continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

(c)	Notwithstanding Clause 23 (Changes to the Lenders), this guarantee has no intuitu personae character.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17.4, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantors’ intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full for the account of the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

17.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any Security taken pursuant to, or in connection with, any Finance Document where such rights or any such Security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.

17.11	Belgian guarantee limitations

The total liability of each Guarantor that is a Belgian Obligor (other than the Company) under this Clause 17, shall at times be limited to an aggregate amount not exceeding the higher of:

(a)	the aggregate of:

(i)	any amounts borrowed (or otherwise owed) by it or its direct or indirect Subsidiaries, if any, to the Finance Parties under the Finance Documents; and

(ii)	the aggregate of all loans, advances or facilities made to that Guarantor or any of its Subsidiaries by any other member of the Group directly and/or indirectly using all or part of the proceeds under this Agreement (whether or not such loan, advance or facility is retained by that Guarantor or the relevant Subsidiary for its own purposes or on-lent) at the time the relevant demand is made (without any reduction for any repayment thereof); and

(b)	the higher of:

(i)	the aggregate of:

(A)	ninety per cent. of that Guarantor’s net assets (netto-actief/actif net) as referred to in the Belgian Companies Code, as shown by its most recent audited annual financial statements at the date of this Agreement;

(B)	all depreciations and amortisations booked in respect of the that Guarantor’s assets which, had they not been so booked, would have caused that Guarantor’s net assets referred to in paragraph (A) above to be higher; and

(C)	an amount equal to any subordinated debt owes at the date of this Agreement; and

(ii)	the aggregate of:

(A)	ninety per cent. of that Guarantor’s net assets (netto-actief/actif net) as referred to in the Belgian Companies Code, as shown by its most recent audited annual financial statements at the time the relevant demand is made;

(B)	all depreciations and amortisations booked in respect of the that Guarantor’s assets which, had they not been so booked, would have caused that Guarantor’s net assets referred to in paragraph (A) above to be higher; and

(C)	an amount equal to any subordinated debt it may owe at the time a demand for payment under this Clause 17 is made.

17.12	United States guarantee limitations

Each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 17) hereby confirms that it is its intention that the guarantee under this Clause 17 by each US Obligor shall not constitute a fraudulent transfer or fraudulent conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law. To effectuate the foregoing intention, each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 17) hereby irrevocably agrees that the maximum aggregate amount of the obligations for which such US Obligor shall be liable under such guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Obligor that are relevant under such laws, and after giving effect to any rights to contribution, whether pursuant to any agreement providing for contribution among such US Obligor and the other Obligors or otherwise, result in such obligations of such US Obligor not constituting a fraudulent transfer or fraudulent conveyance subject to avoidance under such laws.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	In the case of a Belgian Obligor, it has not filed a settlement agreement (minnelijk akkoord/accord amiable) with two or more of its creditors pursuant to the Belgian Act of 31 January 2009 on the continuity of enterprises.

(d)	It is capable of being sued in its own right and is not subject to immunity from any proceedings.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets, where that conflict has or is reasonably likely to have a Material Adverse Effect.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)	The choice of Belgian law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Belgium in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

It is not required under the laws of its jurisdiction of incorporation (or, if different, the jurisdiction in which it is resident for tax purposes) to make any deduction for or on account of Tax in respect of any payment due by it under any Finance Document to a Qualifying Lender which is:

(a)	in respect of a Belgian Obligor, referred to in paragraph (i) of the definition of “Qualifying Lender”; and

(b)	in respect of a US Obligor, referred to in paragraph (ii) of the definition of “Qualifying Lender”,

in each case subject to the relevant Qualifying Lender executing such documents and complying with such formalities as are necessary in order for such payment to be lawfully made without a Tax Deduction.

18.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, other than filings necessary in connection with the exercise of remedies under this Agreement, or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than a documentary duty or EUR 0.15 per original of this Agreement executed (opgemaakt/dressé) in Belgium).

18.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would reasonably be expected to have a Material Adverse Effect.

18.10	No misleading information

(a)	Any factual information provided by any member of the Group in writing for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

18.11	Financial statements

(a)	The Company’s Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)	The Company’s Original Financial Statements fairly represent the Group’s consolidated financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in the Group’s business or financial condition since the date of the Company’s Original Financial Statements.

18.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it.

18.14	US Investment Company Act

None of the Obligors nor any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, as defined in, or required to be registered under, the US Investment Company Act.

18.15	ERISA Events

(a)	No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would have or be likely to have a Material Adverse Effect.

(b)	Each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the US Tax Code with respect to each US Pension Plan.

(c)	The present value of all accumulated benefit obligations of all underfunded US Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded US Pension Plans by an amount that has or could reasonably be expected to have a Material Adverse Effect.

(d)	Using actuarial assumptions and computation methods consistent with part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all

US Multiemployer Plans in the event of a complete withdrawal by each ERISA Entity therefrom, as of the close of the most recent fiscal year of each such US Multiemployer Plan, would not have or be likely to have a Material Adverse Effect.

18.16	Anti-Terrorism Law

(a)	None of the Obligors nor any of their Subsidiaries is in violation of any Anti-Terrorism Law, or engages in or conspires to engage in any transaction that attempts to violate, or otherwise evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any Anti-Terrorism Law.

(b)	None of the Obligors nor any of their Subsidiaries:

(i)	is a Blocked Person;

(ii)	conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person;

(iii)	has any of its assets held by a Blocked Person;

(iv)	deals in, or otherwise engages in any transaction relating to, any assets blocked pursuant to the US Executive Order; or

(v)	derives any of its operating income from investments in or transactions with a Blocked Person.

18.17	Federal Reserve Regulations

None of the Obligors nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as such term is defined in Regulation U issued by the US Federal Reserve Board).

18.18	Sanctions

(a)	No member of the Group nor any director, officer, employee, agent or representative of any member of the Group is an person currently the subject of any sanctions administered or enforced by OFAC, Her Majesty’s Treasury, the United Nations Security Council, the European Union or any other relevant sanctions authority (collectively, “Sanctions”), nor is any member of the Group located, organised or resident in a country or territory that is the subject of Sanctions.

(b)	Each Obligor is in compliance with Council Regulation (EU) No 961/2010 of 25 October 2010 on restrictive measures against Iran and repealing Regulation (EC) No 423/2007.

18.19	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 105 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each of its financial half years, its consolidated financial statements for that financial half year.

19.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by a senior financial officer of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements).

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by a senior financial officer of the Company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in IFRS, the accounting practices or reference periods and it delivers to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which its Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Company’s Original Financial Statements.

If so requested by the Agent, the Company shall request its auditors to deliver the information referred to in paragraphs (i) and (ii) above to the Agent.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Group companies

(a)	Without prejudice to the continuous applicability of Clause 21.12 (Guarantors), the Company shall review its compliance with Clause 21.12 (Guarantors) by reference to each of the financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements) and each Compliance Certificate delivered in relation thereto.

(b)	If so requested by the Agent, the Company shall supply to the Agent together with a Compliance Certificate:

(i)	a report signed by a senior financial officer of the Company confirming that the Guarantor Cover Requirement has been complied with; and

(ii)	a schedule detailing on an individual basis the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) of each Guarantor and the gross assets of each Guarantor (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group).

19.5	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched, unless disclosure of the relevant documents is prohibited by law or by contract;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.6	Credit Rating

Promptly upon any change in the Company’s Credit Rating, the Company shall notify the Agent of that change and the new Credit Rating.

19.7	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.8	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

19.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

19.10	USA Patriot Act notice

Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Agreement:

“Consolidated Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility, bill discount facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under IFRS);

(f)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset or service or the construction of that asset or service;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and which is treated as a debt under IFRS;

(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value computed on an aggregate net basis shall be taken into account);

(i)	shares which are expressed to be redeemable and which are classified as borrowings under IFRS;

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution to the extent that such counter-indemnity obligation is treated as debt under IFRS; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above to the extent that such liability is treated as debt under IFRS.

“Consolidated EBIT” means, in relation to any Relevant Period, the aggregate of:

(a)	the consolidated operating profits of the Group (including the results from discontinued operations) before finance costs and tax for that Relevant Period; and

(b)	plus or minus the Group’s share of the profits or losses of associates and any joint ventures for that period (after finance costs and tax), as accounted for under the equity method under IFRS,

adjusted by taking no account of any material items which represent gains or losses arising on:

(i)	restructuring of the activities of an entity and reversals of any provisions for the costs of restructuring;

(ii)	disposals of non-current assets; and

(iii)	the disposal of assets associated with discontinued operations.

“Consolidated EBITDA” means, in relation to a Relevant Period, Consolidated EBIT for that Relevant Period after adding back any depreciation and amortization and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

“Consolidated Eligible Cash and Cash Equivalents” means, at any time:

(a)	cash in hand;

(b)	cash at bank credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(i)	that cash is repayable on demand;

(ii)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition; and

(iii)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility;

(c)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(d)	any investment in marketable debt securities issued or guaranteed by the government of the United States, the United Kingdom, any member state of the European Economic Area, any Participating Member State or by any instrumentality or agency of any of them having an S&P Credit Rating or a Fitch Rating of A- or higher or a Moody’s Credit Rating of A3 or higher and which:

(i)	matures within one year after the date of the relevant calculation; and

(ii)	is not convertible or exchangeable to any other security;

(e)	commercial paper not convertible to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States, the United Kingdom, any member of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; or

(f)	any other debt security approved by the Majority Lenders.

“Consolidated Net Debt” means for any Relevant Period, in relation to the Group, Consolidated Borrowings less Consolidated Eligible Cash and Cash Equivalents.

“Consolidated Net Interest Expense” means, in relation to any Relevant Period:

(a)	the aggregate amount of interest expense of the Group in that Relevant Period in respect of Borrowings (excluding, for the avoidance of doubt, any market-to-market fluctuations, any foreign currency losses or gains on debt instrument, any fair value gains or losses on derivative instruments, any amortisation of deferred loss on hedges, capitalised interest and any other items accounted for as other finance costs); less

(b)	the aggregate amount of interest income by the Group in that Relevant Period in respect of cash and cash equivalents (excluding, for the avoidance of doubt, any losses or gains on the disposal of securities, foreign currency losses or gains on financial assets, any fair value gains or losses on derivative instruments and any other items accounted for as other investing income).

“Interest Cover” means the ratio of Consolidated EBITDA to Consolidated Net Interest Expense in respect of any Relevant Period.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Net Debt on the last day of that Relevant Period to Consolidated EBITDA in respect of that Relevant Period.

“Relevant Period” means each period of 12 months ending on the last day of the Company’s financial year and financial half year.

20.2	Interpretation

(a)	Subject to paragraph (b) of Clause 19.3 (Requirements as to financial statements) and unless otherwise defined in this Agreement, an accounting term used in this Clause 20 is to be construed in accordance with IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

(b)	No item must be credited or deducted more than once in any calculation under this Clause 20.

(c)	Any amount in a currency other than the Base Currency is to be taken into account as that amount converted into the Base Currency at the exchange rate usually applied by the Company to convert amounts for the purposes of its financial statements.

20.3	Financial condition

The Company shall ensure that:

(a)	the Leverage Ratio in respect of any Relevant Period shall not be greater than 3.00 : 1; and

(b)	the Interest Cover in respect of any Relevant Period shall be at least 4.00 : 1.

20.4	Financial testing

The financial covenants set out in Clause 20.3 (Financial condition) shall be calculated in accordance with IFRS and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Negative pledge

In this Clause 21.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security or Quasi-Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into, or Quasi-Security created, by an Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (including, but not limited to, a cash pooling arrangement);

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by an Obligor for the purpose of:

(A)	hedging any risk to which an Obligor is exposed in its ordinary course of business; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only;

(iv)	any lien arising by operation of law and in the ordinary course of business (including, but not limited to, any lien arising in the ordinary course of business and in compliance with workers’ compensation, unemployment insurance and other social security laws and regulations);

(v)	any escrow arrangements relating to an acquisition or a sale, lease, licence, transfer or other disposal referred to in paragraph (b) of Clause 21.4 (Disposals) and made by an Obligor;

(vi)	any Security or Quasi-Security arising pursuant to court proceedings and assessments by authorities (including tax and environmental) that are not yet due or are being contested in good faith with appropriate reserves;

(vii)	any easements, rights of way, restrictions, encroachments and similar encumbrances on real property;

(viii)	any Security or Quasi-Security granted by an Obligor in favour of another Obligor;

(ix)	any Security or Quasi-Security granted by an Obligor in respect of pension obligations of any member of the Group;

(x)	any Security or Quasi-Security in favour of tax or customs authorities in connection with the importation of goods;

(xi)	any Security or Quasi-Security over goods, inventory or documents of title where the shipment or storage price is financed by a documentary credit;

(xii)	any Security or Quasi-Security over or affecting any asset acquired, constructed or improved by an Obligor after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition, construction or improvement of that asset by an Obligor;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition, construction or improvement of that asset by an Obligor; and

(C)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition, construction or improvement of such asset;

(xiii)	any Security or Quasi-Security over or affecting any asset of any company which becomes an Obligor after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six months of that company becoming an Obligor;

(xiv)	any Security or Quasi-Security resulting from operating leases being reclassified as capital leases in accordance with IFRS;

(xv)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Obligor in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Obligor; and

(xvi)	any Security or Quasi-Security securing indebtedness the principal amount of which does not cause:

(A)	the Aggregate Encumbered Value to exceed ten per cent. of the consolidated gross assets of the Group as determined pursuant to the then most recently delivered audited financial statements of the Company; and

(B)	(1)	in case the Aggregate Disposed Value is equal to or lower than 7.5 per cent. of the consolidated gross assets of the Group as determined pursuant to the then most recently delivered audited financial statements of the Company, the aggregate of the Aggregate Disposed Value and the Aggregate Encumbered Value to exceed 15 per cent. of the consolidated gross assets of the Group as determined pursuant to the then most recently delivered audited financial statements of the Company; or

	(2)	in case of Aggregate Disposed Value is higher than 7.5 per cent. but equal to or lower than 10 per cent. of the consolidated gross assets of the Group as determined pursuant to the then most recently delivered audited financial statements of the Company, the Aggregate Encumbered Value to exceed 7.5. per cent. of the consolidated gross assets of the Group as determined pursuant to the then most recently delivered audited financial statements of the Company.

21.4	Disposals

(a)	No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, licence, transfer or other disposal which is on arm’s length terms and:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of obsolete or redundant assets;

(iii)	made by an Obligor to another Obligor;

(iv)	of assets to an Obligor as a result of a reorganisation of the disposing Obligor on a solvent basis;

(v)	made as a result of an amalgamation, demerger, merger or corporate reconstruction referred to in paragraph (b) of Clause 21.5 (Merger);

(vi)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(vii)	which does not cause:

(A)	the Aggregate Disposed Value to exceed ten per cent. of the consolidated gross assets of the Group as determined pursuant to the then most recently delivered audited financial statements of the Company; and

(B)	the aggregate of the Aggregate Disposed Value and the Aggregate Encumbered Value to exceed 15 per cent. of the consolidated gross assets of the Group as determined pursuant to the then most recently delivered audited financial statements of the Company.

21.5	Merger

(a)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to:

(i)	any amalgamation, merger, consolidation or corporate reconstruction where the surviving entity is an Obligor; and

(ii)	any amalgamation, demerger, merger, consolidation or corporate reconstruction which does not result in the Guarantor Cover Requirement to be breached.

21.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

21.7	Preservation of assets

Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business, save where failure to do so would not have a Material Adverse Effect.

21.8	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.9	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are fully funded based on the minimum funding requirements of (i) any applicable law or regulation and (ii) the rules of the pension schemes, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.10	Insurance

(a)	Each Obligor shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

(c)	In respect of each policy of insurance required by this Clause 21.10, each Obligor shall duly and punctually pay all premiums if failure to do so would have a Material Adverse Effect.

21.11	Financial Indebtedness

(a)	Solely in respect of members of the Group which are not Obligors, the Company shall procure that these members of the Group shall not incur or allow to remain outstanding any Financial Indebtedness, except as permitted under paragraph (b) below.

(b)	Paragraph (a) above does not apply to Financial Indebtedness

(i)	owed to another member of the Group;

(ii)	of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition;

(iii)	arising in respect of performance bonds, bid bonds, completion guarantees and similar obligations incurred in the ordinary course of business;

(iv)	arising under cash pooling arrangements of the Group entered into in the ordinary course of business;

(v)	arising in connection with indemnities, adjustment of purchase price, conditional deferred consideration or similar conditional obligations incurred in connection with an acquisition or a disposal;

(vi)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of business, but not a foreign exchange transaction for investment or speculative purposes;

(vii)	arising under a hedging transaction entered into in connection with protection against fluctuation in interest rates where that hedging exposure arises in the ordinary course of business, but not a transaction for investment or speculative purposes;

(viii)	resulting from operating leases being reclassified as capital leases in accordance with IFRS; and

(ix)	not permitted by the preceding paragraphs and the outstanding amount of which does not exceed eight per cent. of the consolidated gross assets of the Group as determined pursuant to the then most recently delivered audited financial statements of the Company.

21.12	Guarantors

The Company shall ensure that at all times after the date of this Agreement, the Guarantor Cover Requirement is complied with.

21.13	ERISA

No US Obligor shall allow, nor permit any of its ERISA Entities to allow:

(a)	the termination of any US Pension Plan with respect to such Obligor or any ERISA Entity thereof that may have any liability thereunder;

(b)	such Obligor or any ERISA Entity thereof to withdraw from any US Pension Plan or US Multiemployer Plan; or

(c)	any ERISA Event to occur with respect to any US Pension Plan,

in each case to the extent that any of the events described in paragraphs (a), (b) or (c) above, singly or in the aggregate, would have a Material Adverse Effect.

21.14	US Investment Company Act

No Obligor shall become, nor permit any of its Subsidiaries to become, an “investment company” or an “affiliated person” of an “investment company”, as such terms are defined in the US Investment Company Act. Neither the making of any Loan, nor the application of the proceeds or repayment of any Loan nor the consummation of the other transactions contemplated hereby will violate any provision of the US Investment Company Act.

21.15	Anti-Terrorism Law

No Obligor shall, nor permit any of its Subsidiaries to:

(a)	conduct any business or engage in any transaction or deal with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person;

(b)	deal in, or otherwise engage in any transaction relating to, any assets blocked pursuant to the US Executive Order; or

(c)	engage in or conspire to engage in any transaction that attempts to violate, or evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any Anti-Terrorism Law.

21.16	Federal Reserve Regulations

No part of the proceeds of the Facility will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with Regulation T, U or X issued by the US Federal Reserve Board.

21.17	Sanctions

No member of the Group will directly or indirectly use any Loans, or lend, contribute or otherwise make available the proceeds of any Loans, to any person to fund any activities of, or business with any person in, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan or in any other country or territory that, at the time of such funding, is the subject of any sanctions administered or enforced by OFAC, Her Majesty’s Treasury, the United Nations Security Council, the European Union or any other relevant sanctions authority (collectively, “Sanctions”), or in any other manner that will result in a violation by any member of the Group of Sanctions.

21.18	Company’s shareholder resolutions

(a)	The Company shall use its best efforts to procure the delivery within 75 days of the date of this Agreement to the Agent of:

(i)	a certified copy of a resolution of the holders of the issued shares in the Company, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Company is a party; and

(ii)	evidence that the resolution referred to in paragraph (i) above has been filed with the clerk’s office of the competent commercial court,

in each case in form and substance satisfactory to the Agent (collectively the “556 Resolutions”).

(b)	If the Company does not deliver the 556 Resolutions to the Agent within 75 days of the date of this Agreement, the Agent and the Company shall consult for a period of 21 days.

(c)	Unless otherwise agreed between the Agent and the Company before that time, the Company shall deliver the 556 Resolutions by no later than the date falling 96 days after the date of this Agreement.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.13 (Acceleration)).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 calendar days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 60,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, trustee in bankruptcy, provisional manager, compulsory manager, special administrator, sequestrator or other similar officer in respect of any Obligor or any of its assets;

(d)	the commencement of a case or proceeding, whether voluntary or involuntary, under any applicable bankruptcy or insolvency law; or

(e)	enforcement of any Security over any assets of any Obligor having a value in excess of EUR 10,000,000 (or its equivalent in any other currency or currencies),

or any analogous procedure or step is taken in any jurisdiction.

This Clause 22.7 shall not apply to any proceedings which are frivolous or vexatious and are discharged, stayed or dismissed within 20 Business Days of commencement.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor having a value in excess of EUR 10,000,000 (or its equivalent in any other currency or currencies) and which is not discharged within 30 days.

22.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company other than pursuant to a sale, transfer or other disposal referred to in paragraph (b) of Clause 21.4 (Disposals).

22.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

22.13	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing and subject to paragraph (b) below, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)	If an Event of Default under Clause 22.6 (Insolvency) or Clause 22.7 (Insolvency proceedings) occurs with respect to a Borrower which is a US Obligor under the US Bankruptcy Code (11 U.S.C. §101 et seq.), the Commitments which are available to that Borrower will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding by that Borrower under the Finance Documents will be immediately and automatically due and payable, without the requirement of notice or any other act or formality.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may transfer by assignment of rights (cessie/cession) and assumption of obligations (schuldoverneming/reprise de dette) (a “transfer”) any of its rights and obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of transfer

(a)	The consent of each Borrower (or the Company acting on behalf of all Borrowers) is required for a transfer by an Existing Lender.

(b)	The consent of a Borrower to a transfer must not be unreasonably withheld or delayed. Each Borrower will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by that Borrower within that time.

(c)	The consent of a Borrower to a transfer shall not be withheld if the transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	contemplated in Clause 23.7 (Security over Lenders’ rights); or

(iii)	made at a time when an Event of Default is continuing.

(d)	The consent of a Borrower to a transfer must not be withheld solely because the transfer may result in an increase to the Mandatory Cost.

(e)	Subject to paragraphs (a) to (c) above, each Borrower hereby grants an irrevocable power of attorney to the Agent to execute each relevant Transfer Certificate on its behalf.

(f)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or

Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

(h)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Each Finance Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(b)	Subject to the conditions set out in Clause 23.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (d) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(c)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Subject to Clause 23.8 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Certificate or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

23.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation any Security to secure obligations to a federal reserve or central bank, except that no such Security shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

23.8	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.	CHANGES TO THE OBLIGORS

24.1	Transfer by Obligors

No Obligor may transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.9 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.9 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent; and

(iii)	if that Additional Guarantor is not a Belgian Obligor or a US Obligor, the Finance Documents are amended (in form and substance satisfactory to the Agent) to reflect the requirements of the laws of the jurisdiction in which that Additional Guarantor is incorporated or organised.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.5	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default (including, but not limited to, a breach of the Guarantor Cover Requirement) is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) of the resigning Guarantor and the aggregate gross assets of the resigning Guarantor (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) represent 10 per cent or more of Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) and consolidated gross assets of the Group, all the Lenders have consented to the Company’s request.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE ARRANGER

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 23 (Changes to the Lenders), paragraph (a) above shall not apply to any Transfer Certificate or to any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 10.2 (Market disruption).

25.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.11 (Disruption to Payment Systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the

Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the European Union as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the European Union).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

(a)	Subject to Clause 23.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(iii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 25.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

28.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	SET-OFF

A Finance Party may set off any obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch, maturity or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified in Schedule 13 (Addresses for notices);

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified in Schedule 13 (Addresses for notices);,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5 Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English and accompanied by an (if so required by the Agent, certified) English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34; or

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arranger.

34.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 34.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.11 (Resignation of the Agent)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than ten days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

35.	CONFIDENTIALITY

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it transfers (or may potentially transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 25.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.7 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for the Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Company represents that none of the information set out in paragraphs (i) to (xiii)of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35 (Confidentiality).

35.7	Continuing obligations

The obligations in this Clause 35 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Belgian law.

38.	ENFORCEMENT

(a)	The courts of Brussels, Belgium have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”), provided that the Finance Parties shall be entitled to join any proceedings brought by a third party before any other court.

(b)	The Parties agree that, other than as contemplated above, the courts of Brussels, Belgium are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

39.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor otherwise domiciled in Belgium) irrevocably elects domicile at the registered office from time to time of the Company for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings in connection with the Finance Documents.

This Agreement has been entered into in 40 originals in Belgium on the date stated at the beginning of this Agreement.

Documentary duty of EUR 0.15 per original paid by bank transfer from Baker & McKenzie CVBA/SCRL on 31 December 2010. Droit d’écriture de 0,15 euro par original payé par transfert bancaire de Baker & McKenzie SCRL le 31 décembre 2010. Recht op geschriften van 0,15 euro per origineel betaald per overschrijving door Baker & McKenzie CVBA op 31 december 2010.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Company number (or equivalent, if any)	Jurisdiction of incorporation

Delhaize Group SA/NV	VAT BE 0402.206.045 RLP Brussels	Belgium

Delhaize The Lion Coordination Center SA/NV	VAT BE 0432.195.772 RLP Brussels	Belgium

Delhaize Griffin SA/NV	VAT BE 0821.662.848 RLP Brussels	Belgium

Delhaize America, LLC	FEIN 56-0660192	North Carolina, USA

Name of Original Guarantor	Company number (or equivalent, if any)	Jurisdiction of incorporation

Delhaize Group SA/NV	VAT BE 0402.206.045 RLP Brussels	Belgium

Delhaize The Lion Coordination Center SA/NV	VAT BE 0432.195.772 RLP Brussels	Belgium

Delhaize Griffin SA/NV	VAT BE 0821.662.848 RLP Brussels	Belgium

Delhaize America, LLC	FEIN 56-0660192	North Carolina, USA

Food Lion, LLC	FEIN 56-2173154	North Carolina, USA

FL Food Lion, Inc.	FEIN 56-2051565	Florida, USA

Risk Management Services, Inc.	FEIN 55-0660192	North Carolina, USA

Delhaize U.S. Holding Inc.	FEIN 27-1348010	Delaware, USA

Hannaford Bros. Co.	FEIN 01-0085930	Maine, USA

Boney Wilson & Sons, Inc.	FEIN 56-0709778	North Carolina, USA

Hannbro Company	FEIN 01-0531895	Maine, USA

Martin’s Foods of South Burlington, Inc.	FEIN 03-0222879	Vermont, USA

Victory Distributors, Inc.	FEIN 04-2440100	Massachusetts, USA

Hannaford Licensing Corp.	FEIN 01-0512079	Maine, USA

J.H. Harvey Co., LLC	FEIN 05-0582969	Georgia, USA

Kash n’ Karry Food Stores, Inc.	FEIN 95-4161591	Delaware, USA

Part II

The Original Lenders

Name of Original Lender	Commitment

Bank of America, N.A.	EUR 60,000,000
Deutsche Bank Luxembourg S.A.	EUR 60,000,000
Fortis Bank SA/NV	EUR 60,000,000
JP Morgan Chase Bank, N.A.	EUR 60,000,000
Credit Suisse AG, London Branch	EUR 40,000,000
Dexia Banque Internationale à Luxembourg, S.A.	EUR 40,000,000
ING Belgium NV	EUR 40,000,000
KBC Bank NV	EUR 40,000,000
Société Générale S.A.	EUR 40,000,000
Banco Bilbao Vizcaya Argentaria S.A., Belgian Branch	EUR 16,000,000
Fifth Third Bank	EUR 16,000,000
Intesa Sanpaolo S.p.A.	EUR 16,000,000
Key Bank National Association	EUR 16,000,000
Mizuho Corporate Bank Nederland N.V.	EUR 16,000,000
Morgan Stanley Senior Funding, INC	EUR 16,000,000
Northern Trust Company	EUR 16,000,000
Raiffeisen Bank International AG	EUR 16,000,000
Royal Bank of Cananda	EUR 16,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	EUR 16,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.	Original Obligors

(a)	In respect of each Original Obligor that is a Belgian Obligor:

(i)	a copy of the latest coordinated articles of association (statuten/statuts); and

(ii)	a recent excerpt of the Crossroads Bank for Enterprises (KBO uittreksel/extrait BCE) and a copy of a non-bankruptcy certificate (attest van niet-faling/certificat de non-faillite) in relation to each Original Obligor.

(b)	In respect of each Original Obligor that is a US Obligor:

(i)	a copy of its certificate of incorporation, certificate of formation or other comparable organisational document as certified by the secretary of state (or other appropriate governmental official) of the state of its organisation;

(ii)	a copy of its by-laws, operating agreement or other comparable document; and

(iii)	a good standing certificate issued as of a recent date by the secretary of state (or other appropriate governmental official) of the state of its incorporation.

(c)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	(in the case of an Original Guarantor and where applicable and customary) containing a detailed and motivated determination that taking on the obligations it has pursuant to Clause 17 (Guarantee) is in its corporate interest;

(iii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iv)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(v)	in the case of an Original Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	Where required, a copy of a resolution of the holders of the issued shares in each Original Obligor (other than the Company), approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Obligor is a party.

(f)	In respect of each Original Obligor that is a Belgian Obligor (other than the Company), evidence that the resolution referred to in paragraph (e) above has been filed with the clerk’s office of the competent commercial court.

(g)	A certificate of the Company (signed by a director or senior financial officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(k)	A certificate of an authorised signatory of the Company certifying that each copy document relating to it and each other Original Obligor specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

A legal opinion of:

(a)	Baker & McKenzie, Brussels, legal advisers to the Arranger and the Agent in Belgium;

(b)	Linklaters LLP, legal advisers to the Company in Belgium;

(c)	Hunton & Williams LLP, legal advisers to certain Obligors in Delaware, Florida and Georgia, United States;

(d)	Verrill Dana LLP, legal advisers to certain Obligors in Massachusetts, United States;

(e)	Pierson Wadhams Quinn Yates & Coffrin, legal advisers to certain Obligors in Vermont, United States; and

(f)	Ms. Lisa Toner, in-house counsel to certain Obligors in Maine, United States; and

(g)	Ms. G. Linn Evans, in-house counsel to certain Obligors in North-Carolina, United States,

in each case substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A certificate of the Company (signed by a senior financial officer):

(i)	confirming that the Guarantor Cover Requirement has been met; and

(ii)	attaching a schedule detailing on an individual basis the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) of each Original Guarantor and the gross assets of each Original Guarantor (in each case calculated on an unconsolidated basis and excluding all intra-group items).

(b)	The Original Financial Statements of the Company.

(c)	Evidence that all loans made under the Existing Facility Agreement have been fully and irrevocably repaid, and that all available commitments under the Existing Facility Agreement have been fully and irrevocably cancelled.

(d)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part II

Conditions Precedent Required To Be Delivered By An Additional Obligor

1.	Additional Obligors

(a)	An Accession Letter, duly executed by the Additional Obligor and the Company.

(b)	A copy of the constitutional documents of the Additional Obligor.

(c)	A copy of a resolution of the board of directors of the Additional Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)	(in the case of an Additional Guarantor and where applicable and customary) containing a detailed and motivated determination that taking on the obligations it has pursuant to Clause 17 (Guarantee) is in its corporate interest;

(iii)	authorising a specified person or persons to execute the Accession Letter on its behalf;

(iv)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents; and

(v)	authorising the Company to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	Where required, a copy of a resolution of the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

(f)	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(g)	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

2.	Legal opinion

(a)	A legal opinion of the legal advisers to the Company in the jurisdiction in which the Additional Obligor is incorporated, substantially in the form distributed to the Lenders prior to the accession of the Additional Obligor.

(b)	If the Additional Guarantor is not a Belgian Obligor or a US Obligor, a legal opinion of the legal advisers to the Agent in the jurisdiction in which the Additional Obligor is incorporated, substantially in the form distributed to the Lenders prior to the accession of the Additional Obligor.

3.	Other documents and evidence

(a)	If available, the latest audited financial statements of the Additional Obligor.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Delhaize Group SA/NV – EUR 600,000,000 Facility Agreement

dated 15 April 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[—]

Amount:	[—] or, if less, the Available Facility

Interest Period:	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

[the Company on behalf of] [RELEVANT BORROWER]

Name:
Title: authorised signatory

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E × 0.01	per cent. per annum.
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that

Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[Agent] as Agent (acting on its own behalf, on behalf of the other Finance Parties and on behalf of all Borrowers)

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Delhaize Group SA/NV – EUR 600,000,000 Facility Agreement

dated 15 April 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer) of the Agreement. With effect as of the Transfer Date:

(b)	the Existing Lender transfers to the New Lender in accordance with Clause 23.5 (Procedure for transfer) of the Agreement, the Existing Lender’s Commitment referred to in the Schedule, including the rights of the Existing Lender under the Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Agreement as specified in the Schedule;

(c)	the Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Agreement specified in the Schedule; and

(d)	the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (c) above.

3.	The proposed Transfer Date is [date].

4.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

6.	The New Lender confirms that it is [not] a Qualifying Lender.

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by Belgian law.

9.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[EXISTING LENDER]	[NEW LENDER]

Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed to by the Agent (acting on its own behalf, on behalf of the other Finance Parties and on behalf of all Borrowers) and the Transfer Date is confirmed as [date].

[AGENT]

Name:
Title:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[Agent] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

Delhaize Group SA/NV – EUR 600,000,000 Facility Agreement

dated 15 April 2011 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [24.2 (Additional Borrowers)]/[Clause 24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by Belgian law.

[COMPANY]	[SUBSIDIARY]

Name:	Name:
Title:	Title:

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[Agent] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

Delhaize Group SA/NV – EUR 600,000,000 Facility Agreement

dated 15 April 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 24.3 (Resignation of a Borrower)]/[Clause 24.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default [(including, but not limited to, a breach of the Guarantor Cover Requirement)]* is continuing or would result from the acceptance of this request; and

(b)	[[resigning Borrower] is under no actual or contingent obligations as a Borrower under any Finance Documents.]**

(c)	[the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) of [resigning Guarantor] and the aggregate gross assets of [resigning Guarantor] (in each case calculated on an unconsolidated basis and excluding all intra-group items) represents [not] less than 10 per cent of Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) and consolidated gross assets of the Group respectively.]*

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by Belgian law.

[COMPANY]	[SUBSIDIARY]

Name:	Name:
Title:	Title:

*	Only for resigning Guarantors.
**	Only for resigning Borrowers.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[Agent] as Agent

From:	[Company]

Dated:

Dear Sirs

Delhaize Group SA/NV – EUR 600,000,000 Facility Agreement

dated 15 April 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	the Leverage Ratio in respect of the most recently completed Relevant Period is [ratio]; and

(b)	the Interest Cover in respect of the most recently completed Relevant Period is [ratio].

3.	[We confirm that no Default is continuing.]*

4.	We confirm that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) of the Guarantors and the aggregate gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items) represent not less than 70 per cent of Consolidated EBITDA (as defined in Clause 20.1 (Financial definitions)) and consolidated gross assets of the Group respectively.

[COMPANY]

Name:	Name:
Title: Director	Title: Director

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

EXISTING SECURITY

Name of Obligor	Security	Total principal amount of indebtedness secured in USD	Total principal amount of indebtedness secured in EUR

1. Amount of borrowing collateralized by mortgage and security charges granted or promised on company’s assets

Food Lion, LLC	SPEs for Shopping Centers

Food Lion, LLC	Delta Comm Credit Union 10/05/2014 7.00%	7,239,723	5,418,143

Food Lion, LLC	Atlantic Capital Bank – SPE 5/6/2011 5.75%	3,286,650	2,459,699

Food Lion, LLC	Integrity Bank - SPE	5,948,182	4,451,565

Martin’s Food of South Burlington, Inc.	Secured Real Estate – Bennington VT 2016 – 8.25%	2,392,507	1,790,531

Hannaford Bros. Co	Defeasance Notes Short Term (guaranteed by defeasance deposits)	2,321,794	1,737,610

Hannaford Bros. Co	Defeasance Notes Long Term (guaranteed by defeasance deposits)	9,341,603	6,991,171

Delhaize Group SA/NV	Collateral on Derivatives CCIRS	3,320,000	2,484,658

2. Net book value of land and buildings pledged as collateral for mortgages and other commitments

Food Lion, LLC	Sinking Springs	11,448,373	8,567,859

Food Lion, LLC	Summit	10,188,412	7,624,915

Food Lion, LLC	Marietta	8,007,956	5,993,082

Martin’s Food of South Burlington, Inc.	Bennington VT	7,392,111	5,532,189

Delhaize Group SA/NV	other		14,960

3. Value of other assets pledged as collateral for mortgages and other commitments

Food Lion, LLC	946,838	708,605

TOTAL		53,774,988

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]

Date: [ ]
To:
[insert name of Potential Purchaser]

Re: The Agreement
Company: Date: Amount: Agent:	(the “Company”)

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of transfer, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose:

2.1	to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)

to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate;

(d)	which is an insurance or reinsurance company for the purpose of obtaining insurance in respect of a Facility Interest provided that such persons (i) are informed in writing of its confidential nature and that some or all of the Confidential Information may be price sensitive information and (ii) prior to any disclosure, enter into a confidentiality agreement (in form and substance similar to this letter) with you which may be enforced and relied on by each Relevant Person (as defined below), the Company and each member of the Group; and

2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling twelve months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	GOVERNING LAW AND JURISDICTION

10.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it

(including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by Belgian law.

10.2	The courts of Brussels, Belgium have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

11.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(e)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(f)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(g)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Belgian Companies Code).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

[SELLER]

Name:
Title:

To:	[Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

[POTENTIAL PURCHASER]

Name:
Title:

SCHEDULE 11

TIMETABLES

In this Schedule 11:

“Q” means the Quotation Day;

“U” means the date of utilisation; and

“U-X” means X Business Days prior to the date of utilisation.

	Loans in euro	Loans in US dollars
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U – 3	U – 3
	noon	noon

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U – 3	U – 3
	3:00pm	3:00pm

EURIBOR or LIBOR is fixed	Q	Q

	11:00am	11:00am London time

SCHEDULE 12

FORM OF INCREASE CONFIRMATION

To:	[Agent] as Agent and [Company] as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Dear Sirs

Delhaize Group SA/NV – EUR 600,000,000 Facility Agreement

dated 15 April 2011 (the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to clause 2.2 (Increase) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [date].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [not] a Qualifying Lender.

9.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

10.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by Belgian law.

11.	This Agreement has been entered into on the date stated at the beginning of this Increase Confirmation.

SCHEDULE 13

ADDRESSES FOR NOTICES

THE COMPANY

Address:	Delhaize Group Support Office Square Marie Curie 40 1070 Brussels - Belgium

Telephone:	+32 2 412 22 11

Facsimile:	+32 2 412 22 22

Attn:	Miguel Silva Gonzalez, Vice President Treasury

THE AGENT

Address:	Structured Finance / Corporate & Investment Banking Warandeberg 3 (1MA5H) 1000 Brussels Belgium

Telephone:	+32 2 565 05 85

Facsimile:	+32 2 228 06 40

Attn:	Jean-Pierre Nerinckx

SIGNATURES

The Company

DELHAIZE GROUP SA/NV

/s/ A.M. Silva Gonzalez
Name:	A.M. Silva Gonzalez	Name:
Title:	Proxy Holder	Title:

The Original Obligors (other than the Company)

DELHAIZE THE LION COORDINATION CENTER SA/NV

/s/ A.M. Silva Gonzalez
Name:	A.M. Silva Gonzalez	Name:
Title:	Proxy Holder	Title:

DELHAIZE GRIFFIN SA/NV

/s/ A.M. Silva Gonzalez
Name:	A.M. Silva Gonzalez	Name:
Title:	Proxy Holder	Title:

DELHAIZE AMERICA, LLC

/s/ Garrett Bowne
Name:	Garrett Bowne	Name:
Title:	Vice President, France	Title:
Treasurer and Operations Controller

FOOD LION, LLC

/s/ G. Linn Evans
Name:	G. Linn Evans	Name:
Title:	Senior Vice President and Secretary	Title:

FL FOOD LION, INC.

/s/ G. Linn Evans
Name:	G. Linn Evans	Name:
Title:	Secretary	Title:

RISK MANAGEMENT SERVICES, INC.

/s/ G. Linn Evans
Name:	G. Linn Evans	Name:
Title:	Secretary	Title:

DELHAIZE U.S. HOLDING INC.

/s/ Garrett Bowne
Name:	Garrett Bowne	Name:
Title:	Treasurer	Title:

HANNAFORD BROS. CO.

/s/ Lisa K. Toner
Name:	Lisa K. Toner	Name:
Title:	Vice President and Secretary	Title:

BONEY WILSON & SONS, INC.

/s/ Lisa K. Toner
Name:	Lisa K. Toner	Name:
Title:	Secretary	Title:

HANNBRO COMPANY

/s/ Lisa K. Toner
Name:	Lisa K. Toner	Name:
Title:	Secretary	Title:

MARTIN’S FOODS OF SOUTH BURLINGTON, INC.

/s/ Lisa K. Toner
Name:	Lisa K. Toner	Name:
Title:	Assistant Secretary	Title:

VICTORY DISTRIBUTORS, INC.

/s/ Lisa K. Toner
Name:	Lisa K. Toner	Name:
Title:	Secretary	Title:

HANNAFORD LICENSING CORP.

/s/ Lisa K. Toner
Name:	Lisa K. Toner	Name:
Title:	Secretary	Title:

J.H. HARVEY CO., LLC

/s/ G. Linn Evans
Name:	G. Linn Evans	Name:
Title:	Vice President and Secretary	Title:

KASH N’ KARRY FOOD STORES, INC.

/s/ Lisa K. Toner
Name:	Lisa K. Toner	Name:
Title:	Secretary and Assistant Treasurer	Title:

The Arranger

FORTIS BANK SA/NV

/s/ Francis Vandeventer		/s/ Natalie Gilbert
Name:	Francis Vandeventer	Name:	Natalie Gilbert
Title:	Head of Brussels Loan Syndications	Title:	Manager, Sophisticated Contracting

BANC OF AMERICA SECURITIES LIMITED

/s/ Mauro Maioli
Name:	Mauro Maioli	Name:
Title:	Director	Title:

DEUTSCHE BANK AG, LONDON BRANCH

/s/ Goetz Laue		/s/ David Garcia-Capel
Name:	Goetz Laue	Name:	David Garcia-Capel
Title:	Managing Director	Title:	Vice President

J.P. MORGAN PLC

/s/ Lionel Julienne
Name:	Lionel Julienne	Name:
Title:	Executive Director	Title:

The Agent

FORTIS BANK SA/NV

/s/ Guido Van de Berghe		/s/ Guido Pletinckx
Name:	Guido Van den Berghe	Name:	Guido Pletinckx
Title:	Senior Manager,	Title:	Head of Middle Office
	Agency - Structured Finance		Structured Finance

The Original Lenders

FORTIS BANK SA/NV

/s/ Minh Nhat Doan		/s/ Natalie Gilbert
Name:	Minh Nhat Doan	Name:	Natalie Gilbert
Title:	Senior Banker	Title:	Manager, Sophisticated
Contracting

BANK OF AMERICA, N.A.

/s/ Tarun Mehta
Name:	Tarun Mehta	Name:
Title:	Director	Title:

DEUTSCHE BANK LUXEMBOURG S.A.

/s/ Philippi		/s/ Ewerhardy
Name:	Philippi	Name:	Ewerhardy
Title:		Title:

JPMORGAN CHASE BANK, N.A.

/s/ Jonathan Richards
Name:	Jonathan Richards	Name:
Title:	Executive Director	Title:

CREDIT SUISSE AG, LONDON BRANCH

/s/ Garrett Lynskey		/s/ Brian Fitzgerald
Name:	Garrett Lynskey	Name:	Brian Fitzgerald
Title:	Director	Title:	Vice President

DEXIA BANQUE INTERNATIONALE À LUXEMBOURG, S.A.

/s/ Marc Schronen		/s/ André Poorters
Name:	Marc Schronen	Name:	André Poorters
Title:	Director	Title:	Managing Director

ING BELGIUM NV

/s/ Hagreis Erik		/s/ Filiep Vermeersch
Name:	Hagreis Erik	Name:	Filiep Vermeersch
Title:	Director	Title:	Deputy Head of Clients Belgium

KBC BANK NV

/s/ Wim Leemen		/s/ Yannick Maes
Name:	Wim Leemen	Name:	Yannick Maes
Title:	General Manager	Title:	Origination Manager
	Corporate Banking Office Centre		Syndication and Debt Placement

MORGAN STANLEY SENIOR FUNDING, INC

/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Vice President

SOCIÉTÉ GÉNÉRALE S.A.

/s/ Claude S. Garsin
Name:	Claude S. Garsin	Name:
Title:	Chief Country Officer	Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

/s/ Alan Guy Menoncini
Name:	Alan Guy Menoncin	Name:
Title:	Deputy General Manager	Title:

BANCO BILBAO VIZCAYA ARGENTARIA S.A., BELGIAN BRANCH

/s/ Yannick Huygens		/s/ Eddy Chabert
Name:	Yannick Huygens	Name:	Eddy Chabert
Title:	Head of Corporate Banking	Title:	Director - CFO
	BBVA Belgian Branch		BBVA Belgian Branch

FIFTH THIRD BANK

/s/ Karl M. Kadar
Name:	Karl M. Kadar	Name:
Title:	Vice President	Title:

INTESA SANPAOLO S.P.A.

/s/ Rosario Pedicini		/s/ Louis Nooter
Name:	Rosario Pedicini	Name:	Louis Nooter
Title:	General Manager Amsterdam Branch	Title:	Senior Account Manager Amsterdam Branch

KEY BANK NATIONAL ASSOCIATION

/s/ Shibani Faehnle
Name:	Shibani Faehnle	Name:
Title:	Vice President	Title:

MIZUHO CORPORATE BANK NEDERLAND N.V.

/s/ Luc Reynders		/s/ Joost van Leeuwen
Name:	Luc Reynders	Name:	Joost van Leeuwen
Title:	Deputy Managing Director	Title:	Senior Manager

NORTHERN TRUST COMPANY

/s/ John Canty
Name:	John Canty	Name:
Title:	Senior Vice President	Title:

RAIFFEISEN BANK INTERNATIONAL AG

/s/ Monika Grünanger		/s/ T. Schindl
Name:	Monika Grünanger	Name:	T. Schindl
Title:		Title:

ROYAL BANK OF CANADA

/s/ Alice de Faugeroux
Name:	Alice de Faugeroux	Name:
Title:	Vice-president	Title: